Ex. 28(h)(2)(h)

State Street Bank and Trust Company

One Lincoln Street

Boston, MA 02111

June 1, 2017

Re: SSGA Funds Management Sub-Administration Agreement – Additional Funds/Series

Ladies and Gentlemen:

Reference is made to the Sub-Administration Agreement between State Street Bank and Trust Company (the “Sub-Administrator”) and SSGA Funds Management, Inc. (the “Administrator”) dated June 1, 2015 (the “Agreement”).

In accordance with Section 1 of the Agreement, the Administrator hereby requests that the Sub-Administrator act as Sub-Administrator for the new Funds listed below under the terms of the Agreement. In connection with such request, the Administrator hereby confirms to the Sub-Administrator, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

New Funds:

State Street Institutional Investment Trust

Fund	Effective Date
State Street Global Value Spotlight Fund	September 22, 2016
State Street International Value Spotlight Fund	July 13, 2016
State Street European Value Spotlight Fund	September 22, 2016
State Street Asia Pacific Value Spotlight Fund	September 22, 2016
State Street U.S. Value Spotlight Fund	September 22, 2016

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Funds and retaining one for your records.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

By:
Name:	Ellen M. Needham
Title:	President, Duly Authorized

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

Effective Date: